Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--September 24, 2009--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable October 28, 2009 to stockholders of record as of October 5, 2009.

Net sales for the first quarter increased 9% or $2.7 million, on sales of $32,592,162 compared to $29,850,688 for the same period last year. More importantly, basic and diluted earnings per share were $.09 compared to $.03 during the first quarter, with operating income increasing $1.1 million versus the same period last year. The first quarter’s sales growth demonstrates the fundamental strength of our business model of maintaining profitable revenue growth in a recovering economy.

We continue to improve in our manufacturing process, while upholding quality and safety standards and by maintaining high organizational effectiveness. This combined with the commitment to our sustainability initiative “Green is Golden,” as exhibited with our newly operational Process Water Treatment Plant, we will continue to economize, reuse, and recycle to help the environment and Golden Flake.

While the Company is pleased with the first quarter’s results we will continue our mission of satisfying the expectations of our consumers, customers, employees, and shareholders, in all that we do each day!

The following is a summary of sales net and income information for the thirteen weeks ended August 28, 2009 and August 29, 2008.

	THIRTEEN WEEKS ENDED
	August 28,	August 29,
	2009	2008
Net sales	$32,592,162	$29,850,688

Income before income taxes	$1,661,935	$580,823
Income taxes	622,051	226,357

Net income	$1,039,884	$354,466

Basic and diluted earnings per share	$.09	$.03

Basic weighted shares outstanding	11,746,632	11,783,385

Diluted weighted shares outstanding	11,746,632	11,783,385

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132